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For information contact: Tom Gelston, Director - Investor Relations (203) 222-5943

TEREX COMPLETES REDEMPTION OF $200 MILLION OF

9-1/4% SENIOR SUBORDINATED NOTES

WESTPORT, CT, January 16, 2007 -- Terex Corporation (NYSE: TEX) today announced that it has completed the previously announced redemption of the $200 million principal amount of its 9-1/4% Senior Subordinated Notes due 2011, effective January 16, 2007. The total cash paid was $218.5 million, and included a call premium of 4.625% as set forth in the indenture for these Notes plus accrued interest of $46.25 per $1,000 principal amount at the redemption date. At September 30, 2006, the Notes being called represented $200 million of the Company's $791.7 million of debt. The 9-1/4% Notes were originally issued December 17, 2001.

The Bank of New York, trustee for the Notes, acted as the paying agent for the Company in connection with this redemption.

Terex Corporation is a diversified global manufacturer with 2005 revenue of $6.4 billion. Terex operates in five business segments: Terex Construction, Terex Cranes, Terex Aerial Work Platforms, Terex Materials Processing & Mining, and Terex Roadbuilding, Utility Products and Other. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, mining, shipping, transportation, refining, and utility industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

Terex Corporation

500 Post Road East, Westport, Connecticut 06880

Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com